THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS.

AMERICAN SURGICAL HOLDINGS, INC.

Promissory Note

$[_____]	[_________], 2007

FOR VALUE RECEIVED, American Surgical Holdings, Inc., a Delaware corporation (the “Company”) with its principal executive office at 10039 Bissonnet #250, Houston, Texas 77036-7852, promises to pay to the order of [_____], at [______] (the “Payee” or the “Holder”) or registered assigns, on the earlier of [_____], 2008 or upon the completion of a Qualified Offering (as defined herein) or a Liquidity Event (as defined herein), unless accelerated due to the occurrence of an Event of Default (the earlier of such dates is referred to as the “Maturity Date”), the principal amount of [_____] Dollars ($[_____]) (the “Principal Amount”) and interest on the Principal Amount (as set forth in Section 3), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.  Interest on this Note shall accrue on the Principal Amount outstanding from time to time at a rate per annum computed in accordance with Section 3 hereof.

A “Qualified Offering” means the completion of an offering or offerings of Company securities, including any offering of debt or equity securities, or securities convertible into debt or equity securities, in the amount of no less than $3.0 million.  For the purposes of this definition, if the Company completes multiple discrete offerings of securities, such securities shall be aggregated in order to determine if the $3.0 million amount has been obtained.

A “Liquidity Event” means any of the following:  (i) a merger of the Company into or with another person or any sale or transfer of the equity interests of the Company in any such case in which the equity holders of the Company immediately prior to such transaction possess less than 50% of the Company’s or the surviving entity's issued and outstanding equity interests immediately after such transaction; or (ii) the sale by the Company of all or substantially all of its assets.

Copies of all payments shall be sent to Dawson James Securities, Inc., 925 South Federal Highway, 6th Floor, Boca Raton FL 33432, Attn: David Weinstein or Richard Aulicino (the “Placement Agent”).

Any payment by the Company pursuant to this Note shall be made without set-off or counterclaim and in immediately available funds.

The Company (i) waives presentment, demand, protest or notice of any kind in connection with this Note and (ii) agrees, in the event of an Event of Default, to pay to the holder of this Note, on demand, all costs and expenses (including reasonable legal fees) incurred in connection with the enforcement and collection of this Note.

1.           Security; Unit Offering.  The obligations of the Company hereunder shall be unsecured obligations of the Company. This Note is part of a Unit issue (the “Offering”) conducted by the Company pursuant to the Private Placement Memorandum dated May 4, 2007 (including all exhibits and appendices thereto, the “Offering Documents”) pursuant to which the Company may issue up to $2,500,000 in principal amount of Notes; provided that the Placement Agent shall have the option to offer and sell an additional $1,000,000 in principal amount of Notes.

2.           Right of Participation in a Qualified Offering.

A.           If the Company commences a Qualified Offering prior to the Maturity Date, in lieu of repayment of principal and interest on the Notes, at the Holder’s option, the Holder may acquire securities in the Qualified Offering in the amount of such principal and interest at a purchase price per security equal to 85% of the price per security sold in the Qualified Offering.

B.           If the Company commences a Qualified Offering prior to the Maturity Date, the Company will deliver to the Holder a notice (the “Offer Notice”), stating the price and other terms and conditions thereof not later than 15 business days prior to the closing date of the Qualified Offering.  The Holder will thereafter have the right to convert the principal and interest accrued pursuant to this Note into the securities issuable in the Qualified Offering at a purchase price per security equal to 85% of the price per security sold in the Qualified Offering, calculated as of the date the Qualified Offering is completed, by providing written notice to the Company delivered not later than 10 days after the receipt of the Offer Notice.  The notice requirements set forth herein will apply to any Qualified Offerings commenced prior to the Maturity Date.

3.           Computation of Interest.

A.           Base Interest Rate.  Subject to subsection 3B, the outstanding Principal Amount shall bear interest at the rate of fifteen percent (15%) per annum, provided that in no event shall the interest rate exceed the Maximum Rate provided in Section 3B below. Accrued interest will be due and payable on the Maturity Date.  Interest shall be based on a 360 day year.

B.           Maximum Rate.  In the event that it is determined that, under the laws relating to usury applicable to the Company or the indebtedness evidenced by this Note (“Applicable Usury Laws”), the interest charges and fees payable by the Company in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the “Maximum Rate”), then such interest shall be recalculated for the period in question and any excess over the Maximum Rate paid with respect to such period shall be credited, without further agreement or notice, to the Principal Amount outstanding hereunder to reduce said balance by such amount with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and the Payee had agreed to accept such extra payment(s) as a premium-free prepayment.

All such deemed prepayments shall be applied to the principal balance payable at maturity.  In no event shall any agreed-to or actual exaction as consideration for this Note exceed the limits imposed or provided by Applicable Usury Laws in the jurisdiction in which the Company is resident applicable to the use or detention of money or to forbearance in seeking its collection in the jurisdiction in which the Company is resident.

4.           Covenants of Company

A.           Affirmative Covenants.  The Company (for this purpose to include all subsidiaries of the Company) covenants and agrees that, so long as this Note shall be outstanding, it will perform the obligations set forth in this Section 4A:

(i)           Maintenance of Existence.  The Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company;

(ii)           Maintenance of Property.  The Company will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

(iii)           Books and Records.  The Company will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP.  Such books and records shall be open at reasonable times and upon reasonable notice to the inspection of the Payee or its agents;

(iv)           Notice of Certain Events.  The Company will give prompt written notice (with a description in reasonable detail) to the Payee of:

(a)           the occurrence of any Event of Default or any event which, with the giving of notice or the lapse of time, would constitute an Event of Default; and

(b)           the delivery of any notice effecting the acceleration of any indebtedness; and

B.           Negative Covenants.  The Company (for this purpose to include all subsidiaries of the Company) covenants and agrees that, so long as this Note shall be outstanding, it will perform the obligations set forth in this Section 4B (unless waived by or on behalf of the Holder):

(i)           Liquidation, Dissolution, etc.  The Company will not engage in a Liquidity Event;

(ii)           Sales of Assets.  The Company will not sell, transfer, lease or otherwise dispose of any of its properties or assets to any person or entity, provided that this clause (ii) shall not restrict any disposition made in the ordinary course of business and consisting of

(a)           capital goods which are obsolete or have no remaining useful life; or

(b)           finished goods inventories;

(iii)           Redemptions.  The Company will not redeem or repurchase any outstanding equity securities of the Company;

(iv)           Indebtedness.  The Company will hereafter not create, incur, assume or suffer to exist, contingently or otherwise, any indebtedness for borrowed money (except for the incurrence of trade and vendor payables in the ordinary course of business) except that outstanding on the date hereof and indebtedness which has the prior approval of the Holder or its representative;

(v)           Transactions with Affiliates.  Except as set forth in the Offering Documents, without the prior consent of the Holder or its representative, the Company will not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property, real or personal, the purchase or sale of any security, the borrowing or lending of any money, or the rendering of any service, with any person or entity affiliated directly or indirectly with the Company (including officers, directors and shareholders owning 5% or more of the Company’s outstanding capital stock), except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms not less favorable than would be obtained in a comparable arms-length transaction with any other person or entity not affiliated with the Company.

(vi)           Dividends.  The Company will not declare or pay any cash dividends or distributions on its outstanding capital stock.

5.           Events of Default

A.           The term “Event of Default” shall mean any of the events set forth in this Section 5A (the term “Company” for this purpose shall include all subsidiaries of the Company):

(i)           Non-Payment of Obligations.  The Company shall default in the payment of the principal or accrued interest of this Note as and when the same shall become due and payable, whether by acceleration or otherwise.

(ii)           Non-Performance of Affirmative Covenants.  The Company shall default in the due observance or performance of any covenant set forth in Section 4A, which default shall continue uncured for thirty (30) days after notice thereof.

(iii)           Non-Performance of Negative Covenants.  The Company shall default in the due observance or performance of any covenant set forth in Section 4B, which default shall continue uncured for thirty (30) days after notice thereof.

(iv)           Bankruptcy, Insolvency, etc.  The Company shall:

(a)           admit in writing its inability to pay its debts as they become due;

(b)           apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

(c)           in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property;

(d)           permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief; or

(e)           take any corporate or other action authorizing, or in furtherance of, any of the foregoing.

(v)           Cross-Default.  The Company shall default in the payment when due of any amount payable under any other obligation of the Company for money borrowed in excess of $50,000.

B.           Action if Bankruptcy.  If any Event of Default described in clauses (iv)(a) through (d) of Section 5A shall occur, the outstanding principal amount of this Note and all other obligations hereunder shall automatically be and become immediately due and payable, without notice or demand.

C.           Action if Other Event of Default.  If any Event of Default (other than any Event of Default described in clauses (iv)(a) through (d) of Section 5A) shall occur for any reason, whether voluntary or involuntary, and be continuing, for 30 days after notice, the Holder may, upon notice to the Company, declare all or any portion of the outstanding principal amount of the Note, together with interest accrued thereon, to be due and payable and any or all other obligations hereunder to be due and payable, whereupon the full unpaid principal amount hereof, such accrued interest and any and all other such obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, or presentment.

6.           Miscellaneous.

A.           Parties in Interest.  All covenants, agreements and undertakings in this Note binding upon the Company or the Payee shall bind and inure to the benefit of the successors and permitted assigns of the Company and the Payee, respectively, whether so expressed or not.

B.           Governing Law.   This Note shall be governed by the laws of the State of Texas as applied to contracts entered into and to be performed entirely within the State of Texas.

C.           Waiver of Jury Trial.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE PAYEE OR THE COMPANY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE'S PURCHASING THIS NOTE.

D.           Notice.  All notices shall be in writing, and shall be deemed given when actually delivered to a party at its address set forth herein personally, by a reputable overnight messenger.

E.           No Waiver.  No delay in exercising any right hereunder shall be deemed a waiver thereof, and no waiver shall be deemed to have any application to any future default or exercise of rights hereunder.

IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.

AMERICAN SURGICAL HOLDINGS, INC.

By:________________________________
      [______], [_____]